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                                                                 Exhibit 99.B(k)

                                                            April 22, 2004

Jefferson Pilot Financial Insurance Company
One Granite Place
Concord, New Hampshire 03301

     RE:  JPF Separate Account A
          of Jefferson Pilot Financial Insurance Company ("JP Financial") Pre-Effective Amendment No. 1 to Registration Statement on Form N-6 (File No. 333-113334)
          ENSEMBLE PROTECTOR VARIABLE LIFE INSURANCE
          POLICIES

Gentlemen:

This opinion is furnished in connection with the filing by Jefferson Pilot Financial Insurance Company ("JP Financial"), on behalf of its JPF Separate Account A (the "Separate Account"), of Pre-Effective Amendment No. 1 to its Registration Statement on Form N-6 under the Securities Act of 1933 (the "Act"). The Registration Statement covers an indefinite amount of interests under the variable portion of Ensemble Protector (the "Policies"), a flexible premium variable life insurance policy offered by JP Financial. Premiums paid under the Policies may be allocated by JP Financial to the Separate Account in accordance with the owners' directions with reserves established by JP Financial to support the Policies.

The Policies are designed to provide life insurance protection and are to be offered in a manner described in the prospectus which is included in the Pre-Effective Amendment.

The Policies will be sold only in jurisdictions authorizing such sales.

I am familiar with the terms of the Policies and the Registration Statement and Exhibits hereto. I have also examined all such corporate records of JP Financial and such other documents and laws as I considered appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my opinion that:

        1. JP Financial is a corporation duly organized and validly existing under the laws of the State of Nebraska.

        2. The Separate Account is a separate account of JP Financial validly existing pursuant to the Nebraska Statutes and the regulations issued thereunder, under

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            which income, gains and losses, whether or not realized, from assets allocated to the Separate Account are, in accordance with the Policy, credited to or charged against the Separate Account without regard to other income, gains or losses of JP Financial.

        3. Assets allocated to the Separate Account will be owned by JP Financial; JP Financial is not a trustee with respect thereto. The Policy provides that the portion of the assets of the Separate Account equal to the reserves and other Policy liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business JP Financial may conduct. JP Financial reserves the right to transfer assets of the Separate Account in excess of such reserves and other Policy liabilities to its General Account.

        4. The Policies (including any units duly credited thereunder) have been duly authorized by JP Financial and, when issued and sold as described above in jurisdictions that have approved the policy form for sale in accordance with the insurance law of that jurisdiction, each of the Policies (including any such units), will constitute validly issued and binding obligations of JP Financial in accordance with its terms. Purchasers of the Policies are subject only to the deductions, charge and fees set forth in the Prospectus.

I hereby consent to the filing of this opinion as an Exhibit to the Pre-Effective No. 1 to the Registration Statement of the Separate Account filed under the Act.

                                                  Sincerely,

                                                  /s/Charlene G. Grant

                                                  Charlene G. Grant
                                                  Assistant Vice President
                                                  and Associate Counsel